Exhibit (h)(9)(ii)

APPENDIX A

SERIES OF THE TRUST
(updated July 20, 2021)

1. Arin Large Cap Theta Fund
2. Adaptive Fundamental Growth Fund (to be replaced by AI Quality Growth ETF upon conversion)
3. Adaptive Growth Opportunities ETF
4. Adaptive Hedged High Income Fund (to be replaced by Adaptive Hedged High Income ETF upon conversion)
5. Adaptive Hedged Income Multi-Asset Income Fund (to be replaced by Adaptive Hedged Income Multi-Asset Income ETF upon conversion)
6. Adaptive Tactical Outlook Fund (to be replaced by RH Tactical Outlook ETF upon conversion)
7. Adaptive Tactical Rotation Fund (to be replaced by RH Tactical Rotation ETF upon conversion)
8. Matisse Discounted Bond CEF Strategy
9. Matisse Discounted Closed-End Fund Strategy
10. QCI Balanced Fund
11. Roumell Opportunistic Value Fund
12. Sector Rotation Fund